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                                                                   Exhibit 5(b)
                                    Reid & Priest LLP
                                   40 West 57th Street
  Washington Office             New York, N.Y. 10019-4097        New York Office
    Market Square                Telephone 212 603-2000       Direct Dial Number
701 Pennsylvania Avenue, N.W.        Fax 212 603-2001
 Washington, D.C. 20004
     202 508-4000
   Fax: 202 508-4321                             New York, New York
                                                 October 4, 1996

     Minnesota Power & Light Company
     30 West Superior Street
     Duluth, Minnesota  55802

     Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-3 to be filed by Minnesota Power & Light Company (Company) on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 473,006 shares, without par value, of the Company's Common Stock (Stock) and the Preferred Share Purchase Rights attached thereto (Rights) (the Stock and the Rights being collectively referred to herein as the "Shares") which were issued in connection with the Agreement and Plan of Reorganization dated as of September 5, 1996, by and among the Company, Alamo Auto Auction, Inc., Alamo Auto Auction
     Houston, Inc., and C.O. Massey, F.L. Massey and B. J. McCombs (collectively, the Selling Shareholders).

                We are of the opinion that:

           1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

           2. The issuance and sale of said Stock to the Selling Shareholders was authorized by the Minnesota Public Utilities Commission.

           3. Said Stock has been validly issued in accordance with the laws of the State of Minnesota and is fully paid and nonassessable.

           4. Said Rights have been validly issued in accordance with the Rights Agreement, dated as of July 24, 1996, between the Company and the Corporate Secretary of the Company, as Rights Agent.

         We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. Accordingly, as to all matters of Minnesota law we have relied upon an opinion of even date herewith addressed to the Company by Philip R. Halverson, Esq., Vice President, General Counsel and Corporate Secretary of the Company.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name therein.


                                                 Very truly yours,

                                                 REID & PRIEST LLP

                                                 REID & PRIEST LLP